July 2, 2003

Ontario Securities Commission

Alberta Securities Commission

British Columbia Securities Commission

Manitoba Securities Commission

Commission des valeurs mobilieres du Québec

Dear Sirs:

Re:  FNX Mining Company Inc. (the “Company”)

We refer to the Final Short Form Prospectus (the “Prospectus”) of the Company dated July 2, 2003.

We consent to the use in the above mentioned Prospectus of our report dated February 28, 2003 to the shareholders of FNX Mining Company Inc. which is incorporated by reference in the Prospectus, on the following financial statements:

Balance sheets as at December 31, 2002 and December 31, 2001;

Statements of loss and deficit and cash flows for the year ended December 31, 2002 and the six-month period ended December 31, 2001.

We report that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

This letter is provided to the securities regulatory authorities to which it is addressed pursuant to the requirements of their securities legislation and not for any other purpose.   Any use that a third party makes based on this letter, or any reliance or decisions made based on it, are the responsibility of such third parties, and we accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on it.

Yours very truly,

(Signed) “Smith, Nixon & Co. LLP”

CHARTERED ACCOUNTANTS